NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ("NYSE" or the "Exchange") hereby notifies the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50 (the "Warrants") of Pine Island Acquisition Corp. (the "Company") from listing and registration on the Exchange on October 28, 2022, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Warrants are no longer suitable for continued listing and trading on the NYSE. The Exchange has determined that the Warrants are no longer suitable for listing based on "abnormally low" price levels, pursuant to Section 802.01D of the Listed Company Manual. The Company announced on October 13, 2022, that it will redeem all of its outstanding Class A common stock, effective as of the close of business on October 28, 2022, because the Company will not consummate an initial business combination within the time period required by its Amended and Restated Certificate of Incorporation and that there will be no redemption rights or liquidating distributions with respect to the Company's Warrants, which will expire worthless. On October 14, 2022, the Exchange determined that the Warrants of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Warrants from listing and registration on the NYSE. The Company was notified on October 14, 2022. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on October 14, 2022. Trading in the Warrants was immediately suspended on October 14, 2022. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange, the determination to delist the Warrants, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. On October 17, 2022, the Company confirmed that it will not exercise that right. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.